Exhibit 10.41

CONVERTIBLE PROMISSORY NOTE

$1,500,000.00	September 29, 2004

FOR VALUE RECEIVED, the undersigned, CHINA MOBILESOFT LTD., a Bermuda corporation (“Borrower”), hereby promises to pay to PALMSOURCE, INC., a Delaware corporation (“Lender”), prior to or on May 25, 2005 (the “Maturity Date”), subject to acceleration or conversion as set forth herein, the aggregate principal amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00), such amount, together with the amount of any interest that has accrued and been added thereto in accordance with the terms of this Convertible Promissory Note (the “Note”), being referred to herein as the “Principal Amount.” The entire outstanding Principal Amount and all accrued but unpaid interest represented by this Note to date shall be repaid in full by Borrower on the Maturity Date, unless this Note is earlier accelerated or converted in accordance with the terms hereof.

1.	Interest. Interest on the outstanding Principal Amount shall accrue daily at the rate of 6% per annum, compounded quarterly, from the date on which the Principal Amount has first been loaned to Borrower, through and including the date on which such Principal Amount is paid in full, or this Note is converted in accordance with Section 3 hereof. All computations of interest payable under this Note shall be made on the basis of the actual number of days elapsed divided by 360. Notwithstanding the provisions of this Note, if the rate of interest payable hereunder is limited by law, the rate payable hereunder shall be the lesser of: (a) the rate set forth in this Note and (b) the maximum rate permitted by law. If, however, interest is accrued or paid hereunder in excess of the maximum rate of interest permitted by law, any interest so accrued or paid which exceeds such maximum rate shall automatically be considered a payment of principal and shall automatically be applied in reduction of principal due on this Note to the extent of such excess.

2.	Payment. All payments of interest and principal hereunder shall be made in lawful money of the United States of America by wire transfer to such account as Lender may designate by ten (10) days advance written notice to Borrower or, if no such account has been designated, at the business address of Lender. All payments hereunder shall be applied first to any unpaid accrued interest, second to payment of all, if any, other amounts except principal due under or in respect of this Note, and third to repayment of the unpaid Principal Amount.

3.	Conversion. This Note shall be convertible at Lender’s option as follows:

(a)	At any time during the occurrence and continuation of an Event of Default, Lender may convert this Note into capital stock of Borrower by providing Borrower with notice that Lender wishes to convert this Note (the “Conversion Notice”). Upon the date on which the Conversion Notice is received by the Borrower (following proper delivery of such Conversion Notice by Lender in accordance with Section 14 of this Note), or such later date as set forth therein (the “Conversion Date”), this Note shall be converted into that number of shares of common stock of Borrower, par value $0.01 (the “Conversion Shares”) as shall be equal to the quotient, rounded upward to the nearest whole number, of (x) the sum of the outstanding Principal Amount and all accrued but unpaid interest represented by this Note as of the date of conversion, divided by (y) $0.80 (adjusted for stock splits, stock dividends, combinations, recapitalizations or the like).

(b)	Lender shall be deemed to be the holder of the Conversion Shares as of the Conversion Date. No provision of this Section 3 shall limit any of Borrower’s obligations or Lender’s rights under this Note (including, without limitation, the restrictions on Prohibited Activity set forth herein). As soon as practicable after Lender surrenders this Note to Borrower for conversion into Conversion Shares, Borrower shall issue and deliver to Lender a certificate representing the Conversion Shares.

4.	Default and Acceleration. At Lender’s option, the outstanding Principal Amount and all accrued but unpaid interest represented by this Note will become immediately due and payable upon written notice of acceleration given by Lender to Borrower following the occurrence of any of the following events (each an “Event of Default”):

(a)	Nonpayment. Borrower shall fail to pay any portion of the Principal Amount, any interest on this Note or any other sum due hereunder, on the date on which such amount shall become due and payable, whether at the stated date of maturity or at any accelerated date of maturity or at any other date fixed for payment.

(b)	Covenants. Borrower shall (i) fail to perform in any material respect any of the covenants or agreements in Sections 7(a), 7(f) or 7(g) or Section 8(c), (d), (e), (g), (h) or (m) hereof, or (ii) fail to perform in any material respect any of the other covenants and agreements set forth herein (other than those specified elsewhere in this Section 4) and not cure such failure within ten (10) days after notice thereof.

(c)	Representations. Any representation or warranty of Borrower herein shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated.

(d)	Confidentiality. Borrower or any director or employee thereof violates in any material respect (and Lender and its directors and employees have not theretofore violated in any material respect) any term of that certain Nondisclosure Letter by and between Borrower and Lender dated as of August 16, 2004.

(e)	Prohibited Activity. From the date hereof to and including the earlier of December 31, 2004 or the date on which Lender notifies Borrower in writing of Lender’s decision to terminate all negotiations regarding a proposed Transaction (the “Lender Termination Date”), Borrower or any of its Subsidiaries or Affiliates or any of their respective directors, employees, stockholders or representatives shall directly or indirectly engage in any Prohibited Activity.

(f)	Cross-Default. Borrower or any Subsidiary shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any capitalized lease, in each case for which Borrower’s or such Subsidiary’s obligations exceed $50,000, or fail to observe or perform any material term, covenant or agreement contained in any material agreement by which it is bound and evidencing or securing borrowed money or credit received or in respect of any such capitalized lease for such period of time or otherwise as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations.

(g)	Insolvency. Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of Borrower or such Subsidiary or of any substantial part of their respective assets or shall commence any case or other proceeding relating to Borrower or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall authorize any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against Borrower or any Subsidiary and Borrower or such Subsidiary shall indicate its approval thereof, consent thereto or acquiescence therein or such involuntary petition or application shall not have been dismissed within sixty (60) days following the filing thereof.

(h)	Decree or Order. A decree or order shall be entered appointing any trustee, custodian, liquidator or receiver of Borrower or any Subsidiary or of any substantial part of their respective assets, or adjudicating Borrower or any Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding.

(i)	Judgment. There shall remain in force, undischarged, unsatisfied, unvacated, unbonded or unstayed, for more than sixty (60) days, any final judgment against Borrower or any Subsidiary that, with other such outstanding final judgments against Borrower or any Subsidiary that are undischarged, unsatisfied, unvacated, unbonded or unstayed, exceeds in the aggregate $100,000 in excess of insurance coverage which the insurer has acknowledged and confirmed it would provide with respect to such judgment.

(j)	Validity. This Note shall be cancelled, terminated, revoked or rescinded, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind this Note shall be commenced by or on behalf of Borrower or its stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more provisions of this Note is illegal, invalid or unenforceable in accordance with the terms thereof.

(k)	Change of Control. There shall occur (i) a sale or disposition of all or substantially all of the assets of Borrower or MobileSoft Technology (Nanjing) Corporation, Ltd. (“MTN”), or (ii) a merger or consolidation of Borrower or any Subsidiary with or into any other corporation or corporations or other entity (other than another wholly-owned Subsidiary of Borrower), or any other corporate reorganization, (iii) any transfer of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of all or any portion of the outstanding shares of capital stock of Borrower or any Subsidiary, in a single transaction or a series of related transactions except, in the case of a transfer of beneficial ownership of shares of Borrower, where the shareholders of Borrower immediately prior to such transaction or series of related transactions retain directly or indirectly at least fifty percent (50%) of the voting power in Borrower or such Subsidiary or the successor or acquiring entity (as applicable).

(l)	Material Adverse Effect. (a) There occurs a Material Adverse Effect as defined in subsection (i) of the definition thereof, or that otherwise is not curable, or (b) there occurs any other Material Adverse Effect that continues in existence uncured for five (5) business days.

5.	Prepayment. Borrower shall have no right to prepay, redeem or otherwise acquire this Note prior to the Maturity Date, other than with Lender’s prior written consent.

6.	Representations of Borrower. Borrower represents and warrants, with respect to itself and each of its Subsidiaries, that:

(a)	Due Organization and Qualification. Borrower is an exempt corporation duly organized, validly existing and in good standing under the laws of Bermuda, and is qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except those jurisdictions where failure to be so qualified would not be reasonably likely to have a Material Adverse Effect. MTN is a wholly owned Subsidiary of Borrower and is a wholly foreign-owned enterprise duly organized, validly existing and in good standing under the laws of the People’s Republic of China and is registered in the Gulou district of the Nanjing municipality, Jiangsu Province, PRC. MTN is qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except those jurisdictions where failure to be so qualified would not be reasonably likely to have a Material Adverse Effect. eLink Technology, Ltd. is a wholly owned Subsidiary of Borrower and is a corporation duly organized, validly existing and in good standing under the laws of Bermuda, and is qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except those jurisdictions where failure to be so qualified would not be reasonably likely to have a Material Adverse Effect. China MobileSoft (US), Inc. is a wholly owned Subsidiary of Borrower and is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except those jurisdictions where failure to be so qualified would not be reasonably likely to have a Material Adverse Effect. Each of Borrower and its Subsidiaries has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted and, with respect to Borrower, to enter into and carry out the transactions contemplated by this Note.

(b)	Due Authorization; No Conflict. The execution, delivery and performance of this Note, including the issuance of the Conversion Shares, are within Borrower’s powers, have been duly authorized, are not or will not be in conflict with or constitute a breach of any provision contained in Borrower’s Memorandum of Association or Amended Bye-laws, and do not or will not contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material agreement to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound, or give any Person the right to (i) declare a default or exercise any remedy under any such material agreement, (ii) accelerate the maturity or performance of any such material agreement, or (iii) cancel, terminate or modify any such material agreement.

(c)	Approvals. Borrower has obtained or made all orders, consents, approvals, licenses, authorizations or validations of, or filings, recordings or registrations with, or exemptions by, any governmental or public body or authority, or any subdivision thereof, required to authorize, or required in connection with, (i) the execution, delivery and performance of this Note, or (ii) the legality, validity, binding effect or enforceability of this Note.

(d)	No Preemptive or Other Investor Rights. The Borrower has not granted or agreed to grant any registration rights, anti-dilution protections, protective provisions, liquidation preferences, redemption rights or other investor protection rights to any person or entity, nor did the Borrower grant any rights, preferences or privileges to purchasers of the Borrower’s capital stock in the Borrower’s most recent round of financing prior to the date hereof other than such rights to which all holders of the Borrower’s common shares are entitled. Except for currently outstanding options to purchase less than 1,000,000 Common Shares granted to employees pursuant to the Company’s 2003 Share Option Plan and currently outstanding warrants or rights to receive warrants to purchase 240,000 common shares, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Borrower of any, or rights to acquire from the Borrower any, capital shares. The Borrower is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Borrower.

(e)	Financial Statements. The balance sheets of Borrower and its Subsidiaries for each of the fiscal years ended December 31, 2003, December 31, 2002 and December 31, 2001 and for the six months ended on June 30, 2004, and the related statements of income, cash flows and shareholders’ equity of Borrower and its Subsidiaries for the fiscal years or periods ended on such dates, true and correct copies of which have been furnished to Lender prior to the date hereof, present fairly in all material respects the financial position of Borrower and its Subsidiaries at the dates of such balance sheets and the results of the operations of Borrower and its Subsidiaries for the periods covered thereby. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that unaudited financial statements may not contain all footnotes required by generally accepted accounting principles or be subject to year-end audit adjustments and except to the extent that Chinese accounting standards (to which the MTN financial statements have been prepared) may not conform with generally accepted accounting principles.

(f)	Liabilities. Except as fully disclosed in the financial statements furnished to Lender, as of the date hereof there are no liabilities or obligations with respect to Borrower or Any Subsidiary of any nature whatsoever (whether absolute, accrued, contingent or otherwise, and whether or not due) which, either individually or in aggregate, would be reasonably likely to be material to Borrower or such Subsidiary. As of the date hereof, Borrower knows of no basis for the assertion against Borrower or any Subsidiary of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements furnished to Lender which, either individually or in the aggregate, would be reasonably likely to be material to Borrower or such Subsidiary.

(g)	Material Adverse Effect. Since June 30, 2004, there has been no change in (x) the business, operations, property, assets, liabilities or condition (financial or otherwise) of Borrower or any Subsidiary or (y) the prospects of Borrower or any Subsidiary with respect to product licensees (in the aggregate), in each case which change would be reasonably likely to have a Material Adverse Effect.

(h)	Conversion Shares. Upon issuance, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable, and free of any liens or encumbrances, except for restrictions on transfer under applicable securities laws and any agreement to which Lender becomes a party.

(i)	Binding Obligation. This Note has been duly executed and delivered by Borrower and is a legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(j)	Litigation. There are no pending or, to Borrower’s knowledge, threatened actions or proceedings to which Borrower or any Subsidiary is party before any court or regulatory or administrative agency, whether U.S. or foreign, in which a decision adverse to Borrower or its Subsidiaries would be reasonably likely to have a Material Adverse Effect.

(k)	Taxes. Each of Borrower and its Subsidiaries has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all material taxes reflected therein or otherwise owed.

(l)	Properties. Neither Borrower nor any Subsidiary owns any real property. Each of Borrower and its Subsidiaries has good and marketable title to all of its material properties and material assets, including all material property reflected in the balance sheets furnished to Lender, free and clear of all Liens except Permitted Liens.

(m)	Intellectual Property. Each of Borrower and its Subsidiaries owns or has the full and unfettered right or license to exploit and practice each of the claims of the patents, and to use all the trademarks, permits, service marks, trade names, copyrights, licenses, franchises, trade secrets and other proprietary information (including but not limited to know-how, rights in computer programs and databases and other technology) and formulas, or rights with respect to the foregoing, material to its business (the “Intellectual Property”), and has obtained assignments of all leases and other rights of whatever nature necessary for the present and reasonably anticipated future conduct of its business, without infringement, misappropriation or breach of any rights held by any other Person. To Borrower’s knowledge following reasonable inquiry of its and its Subsidiaries’ executives, senior managers and other managers with direct oversight over product development or research projects, none of Borrower’s or any Subsidiary’s Intellectual Property, nor any product, process, method, substance, part or other material now employed, or contemplated to be employed, by Borrower or its Subsidiaries, infringes, misappropriates or otherwise breaches any rights held by any other Person, nor does the present and reasonably anticipated future conduct of Borrower’s or any Subsidiary’s business infringe, misappropriate or otherwise breach any rights held by any other Person that alone or in the aggregate would reasonably be likely to have a Material Adverse Effect. No claim or litigation regarding Borrower’s or any Subsidiary’s Intellectual Property, nor any such product, process, method, substance, part or other material, is pending or, to Borrower’s knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to Borrower’s knowledge, proposed which, in either case, would be reasonably likely to have a Material Adverse Effect, and Borrower has no reason to believe that any of the foregoing may arise. Borrower and its Subsidiaries have obtained, or are in the process of obtaining, all registrations as may be necessary under the laws of the People’s Republic of China for all of Borrower’s and its Subsidiaries’ Intellectual Property that is material to their businesses.

(n)	Compliance with Statutes. Each of Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except where the failure to be so in compliance would not be reasonably likely to have a Material Adverse Effect.

(o)	Employment. Neither Borrower nor any Subsidiary is party to, bound by or subject to any contract, commitment or arrangement, whether written or oral, express or implied, with any labor union. Neither Borrower nor any of its Subsidiaries has knowledge that any officer or key employee, or any group of employees, of Borrower or any Subsidiary, intends to terminate their employment, nor does Borrower or any Subsidiary have any present intention to terminate any such officers or employees.

(p)	Performance of Agreements. Neither Borrower nor any of its Subsidiaries is in material default in or material breach of the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material contracts, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a material default. To Borrower’s knowledge, no counterparty to any such material contract is in material default in or material breach of any such material contract.

(q)	Broker’s Fees. No broker’s or finder’s fee or commission will be payable with respect to this Note or any of the transactions contemplated hereby.

(r)	Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve Board, as amended) and no proceeds of this Note shall be used to extend credit to others for the purpose of purchasing or carrying such margin stock.

(s)	Governmental Regulation. Borrower is not subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act (in each case as amended), or under any other U.S. or foreign statute or regulation which may limit its ability to enter into this Note or which may otherwise render any or all of its obligations thereunder unenforceable.

7.	Affirmative Covenants of Borrower. Borrower covenants and agrees that, so long as any of Borrower’s obligations under this Note remain outstanding, Borrower shall do, and, as set forth below, shall cause its Subsidiaries to do, all of the following:

(a)	Punctual Payment. Duly and punctually pay or cause to be paid the principal and interest under this Note and all other amounts provided for in this Note, in accordance with the terms hereof.

(b)	Reservation of Stock. Reserve out of its authorized and unissued capital stock an adequate number of shares such that the Conversion Shares shall be immediately issuable upon conversion by Lender.

(c)	Good Standing. For each of Borrower and its Subsidiaries, preserve and maintain in full force and effect each of their legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which qualification is required under applicable law, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect.

(d)	Intellectual Property. For each of Borrower and its Subsidiaries, use all commercially reasonable efforts to do or cause to be done all things necessary to preserve and keep in full force and effect all licenses, approvals, agreements, franchises, copyrights and patents, and all other rights (including without limitation with respect to Intellectual Property), the loss of which would reasonably be likely to have a Material Adverse Effect. Borrower hereby covenants to Lender that it shall use its best efforts to make inquiries of its and its Subsidiaries’ executives, senior managers and other managers with direct oversight over product development or research projects (“Reasonable IP Inquiry”) and to deliver to Lender promptly after execution hereof (but in no event later than five (5) calendar days after such date) an updated representation and warranty in writing that no claim or litigation regarding any Subsidiary’s Intellectual Property, or any such product, process, method, substance, part or other material, is pending or, to Borrower’s knowledge after Reasonable IP Inquiry, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to Borrower’s knowledge after Reasonable IP Inquiry, proposed which, in either case, could reasonably be expected to have a Material Adverse Effect, and, after Reasonable IP Inquiry, Borrower has no reason to believe that any of the foregoing may arise. Borrower agrees that Lender shall be entitled to rely on such representation and warranty, and such representation and warranty shall be deemed incorporated into this Note and subject to all terms, covenants and conditions hereunder applicable to representations and warranties.

(e)	Financial Statements. Provide Lender with copies of (i) the unaudited consolidated statements of cash flows of Borrower and its Subsidiaries within thirty (30) days after the end of each calendar month, (ii) the unaudited balance sheet and consolidated statements of income of Borrower and its Subsidiaries within forty-five (45) days after the end of each calendar quarter, and (iii) the audited balance sheet and related consolidated statements of income and cash flows of Borrower and its Subsidiaries within ninety (90) days after the end of each fiscal year, each such quarterly and annual financial statement to be delivered to Lender with a certificate stating that, except as explained in reasonable detail in such certificate, (x) all of the representations and warranties contained in this Note are correct and complete in all material respects as of the date of such certificate as if made at such time, except for those that speak as of a particular day, and (y) Borrower is in compliance in all material respects with all of its covenants and agreements in this Note.

(f)	Notice of Default or Material Adverse Effect. Notify Lender in writing promptly upon becoming aware of any event or change that has caused, or evidences, an Event of Default or a Material Adverse Effect, together with a reasonably detailed description thereof and the actions Borrower proposes to take with respect thereto.

(g)	Notice of Financing. Notify Lender in writing promptly upon entering into any discussions, negotiations, agreements, understandings or arrangements relating to any financing or Acquisition Proposal, whether completed or proposed, and, from the date hereof to and including the earlier of December 31, 2004 or the Lender Termination Date, notify Lender in writing of the existence of any proposal, discussion, negotiation or inquiry received by Borrower with respect to any financing or Acquisition Proposal, and promptly communicate to Lender the material terms and conditions of any proposal, discussion, negotiation or inquiry which Borrower may receive.

(h)	Notice of Litigation. Notify Lender in writing promptly upon obtaining knowledge of the institution or threat of any action or proceeding against or affecting Borrower or any Subsidiary or any of their respective property, and any material development in any such action or proceeding, that: (i) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect, or (ii) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Note. Borrower shall provide Lender with additional information regarding any such action or proceeding as may be reasonably requested by Lender to evaluate such action or proceeding, including copies of any filings.

(i)	Property. For each of Borrower and its Subsidiaries, keep all property necessary to their business in reasonably good working order and condition, ordinary wear and tear excepted.

(j)	Taxes. For each of Borrower and its Subsidiaries, make due and timely payment or deposit of all material federal, state, local and other United States and foreign taxes, assessments, or contributions required by law.

(k)	Compliance with Statutes. For each of Borrower and its Subsidiaries, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property (including applicable statutes, regulations, orders and restrictions relating to intellectual property and environmental standards and controls), except where the failure to so comply would not be reasonably likely to have a Material Adverse Effect.

(l)	Preservation of Business. For each of Borrower and its Subsidiaries, use commercially reasonable efforts to (i) preserve the business of Borrower and each of its Subsidiaries individually and taken as a whole, including the income, cash flow, operations, condition (financial or other), assets, property, revenues and liabilities thereof, and (ii) preserve the goodwill of customers, suppliers and others having business relations with Borrower or any Subsidiary thereof.

(m)	Performance of Obligations. For each of Borrower and its Subsidiaries, perform all of their respective obligations in all material respects under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other material agreement, contract or instrument by which Borrower or its Subsidiaries are bound.

(n)	Due Diligence. Subject to clause (g) which addresses the items described therein, provide Lender with all information reasonably requested by Lender in connection with Lender’s due diligence relating to the proposed Transaction, and shall duly cooperate with Lender in all respects in connection with Lender’s due diligence, including providing access to and facilitating Lender’s contact with Borrower’s management and employees.

(o)	Authorizations and Filings. Take all actions and execute all writings or documents, including the preparation, delivery and prosecution of authorization requests and filings with governmental authorities, as may reasonably be requested by Lender in connection with the current or future exercise of conversion or other rights of Lender under this Note.

(p)	Further Assurances. At any time and from time to time, execute and deliver such further instruments and take such further actions as may reasonably be required to effect the purposes of this Note as reasonably requested by Lender (it being acknowledged for purposes of this Section 7(p) that Borrower shall not be obligated to make additional representations or warranties to Lender or assume additional obligations or liabilities for the benefit of Lender, in each case except as required under applicable laws).

8.	Negative Covenants of Borrower. Borrower covenants and agrees that, so long as any of Borrower’s obligations under this Note remain outstanding, Borrower shall not do and, as set forth below, shall cause its Subsidiaries not to do, any of the following without Lender’s written consent:

(a)	Indebtedness. For each of Borrower and its Subsidiaries, incur any Indebtedness or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities of others other than (i) the Indebtedness evidenced by this Note and (ii) short-term debt and government grant obligations in the amounts and as set forth on the financial statements of Borrower and its Subsidiaries for the six month period ended June 30, 2004 (true and correct copies of which have been delivered to Lender).

(b)	Liens. For each of Borrower and its Subsidiaries, create, incur, assume or suffer to exist any Lien upon or with respect to any of their property or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Borrower or any Subsidiary), or assign any right to receive income or permit the filing of any financing statement under the Uniform Commercial Code or any other similar notice of Lien under any similar recording or notice statute, provided that the provisions of this Section 8(b) shall not prevent the creation, incurrence, assumption or existence of the following (“Permitted Liens”):

(i)	Inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles; and

(ii)	Liens in respect of property or assets of Borrower or any Subsidiary imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of Borrower’s or such Subsidiary’s property or assets or impair the use thereof in the operation of the business of Borrower or such Subsidiary.

(c)	Prohibited Activity. From the date hereof to and including the earlier of December 31, 2004 or the Lender Termination Date, directly or indirectly engage in any Prohibited Activity.

(d)	Acquisitions and Investments. For each of Borrower and its Subsidiaries, purchase, acquire or agree to acquire or purchase, directly or indirectly, any assets or any business, or any corporation, partnership, association, limited liability company or other business organization or division thereof, whether by merging or consolidating with, by purchasing securities of, or by purchasing assets of, or by any other manner, or make any direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business consistent with past practice.

(e)	Liquidation; Sale of Assets. For each of Borrower and its Subsidiaries, wind up, liquidate or dissolve its affairs, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (in one or a series of related transactions), or enter into any sale-leaseback transactions for any part of its property or assets involving any Person other than Lender (or agree to do any of the foregoing at any future time), except in each case for sales of inventory, materials and equipment in the ordinary course of business consistent with past practice.

(f)	Investment Company. Make any investments that would cause Borrower to become an “investment company” within the definition set forth in the Investment Company Act of 1940 (15 U.S.C. §§80a-1 et seq.), as amended.

(g)	Distributions. Make any distribution to any or all of its stockholders, or redeem or acquire any or all of such stockholders’ shares or options in Borrower (other than issuances of options or repurchases of options or equity securities at cost pursuant to any equity plan adopted by Borrower for the benefit of employees or consultants of Borrower); or create or suffer to exist any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary, (iii) make loans or advances to Borrower or any other Subsidiary or (iv) transfer any of its property or assets to Borrower or any other Subsidiary.

(h)	Subsidiaries. For each of Borrower and its Subsidiaries, form or organize any Subsidiaries other than MTN, eLink Technology, Ltd. and China MobileSoft (US), Inc., or issue, assign or sell any shares, options, warrants, or other equity interests in any Subsidiary (other than to Borrower).

(i)	Change of Name, Etc. For each of Borrower and its Subsidiaries, change its name, its place of business, mailing address or form or jurisdiction of organization, without providing at least thirty (30) days advance written notice to Lender.

(j)	Prohibited Transactions. For each of Borrower and its Subsidiaries, enter into any transaction which would be reasonably likely to result in a Material Adverse Effect.

(k)	Transactions with Affiliates. For each of Borrower and its Subsidiaries, sell, transfer, distribute, or pay any money or property to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or Indebtedness or property of any Affiliate, or become liable on any guarantee of the indebtedness, dividends or other obligations of any Affiliate, unless the terms of such transaction are materially no less favorable to Borrower or such Subsidiary as would be obtained in a comparable arms’-length transaction with a third party who is not an Affiliate.

(l)	Conduct of Business. For each of Borrower and its Subsidiaries, engage in any business other than the business engaged in by Borrower and its Subsidiaries on the date hereof.

(m)	Amendment of Charter Documents. For each of Borrower and its Subsidiaries, amend, modify, restate or terminate their memorandum of association, bye-laws, certificate of incorporation, articles of association, bylaws, or other organizational documents.

(n)	Prepayment. For each of Borrower and its Subsidiaries, voluntarily prepay any Indebtedness (except for prepayments of this Note expressly permitted hereunder).

(o)	Registration of Agreements. Maintain a minimum cash balance in Borrower’s deposit accounts of $1,000,000 and not transfer, lend or otherwise distribute or pay to MTN more than (x) $300,000 during the month of October 2004 and (y) $100,000 during the months of November and December 2004, until such time as all Intellectual Property of MTN and all agreements contemplating the expatriation of funds by MTN shall have been registered with the appropriate authorities of the Peoples’ Republic of China, in each case except such Intellectual Property or agreements that would not be reasonably likely to, individually or in the aggregate, represent a material amount of payments or distributions by MTN.

9.	Representations of Lender. Lender makes the following representations and warranties:

(a)	Economic Risk. Lender is in a financial position to hold the Note and the Conversion Shares and is able to bear the economic risk and withstand a complete loss of Lender’s investment in the Note and the Conversion Shares.

(b)	Acquisition for Lender’s Own Account. Lender is acquiring the Note and, upon conversion hereof, the Conversion Shares for Lender’s own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Lender acknowledges that this Note and the Conversion Shares issuable upon conversion hereof are being issued in a transaction that does not involve a public offering. Lender further represents that it does not have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participation to any such Person or to any third person, with respect to the Note or the Conversion Shares.

(c)	Sophistication. Lender has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and has obtained, in its judgment, sufficient information from Borrower to evaluate the merits and risks of this investment. Lender is and at all times while it is a holder of this Note will be an “accredited investor” within the meaning of Regulation D under the Securities Act.

(d)	No Advertising. Lender has not seen, received, been presented with or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Note or the Conversion Shares.

(e)	Transfer Restrictions. Lender understands that the transferability of the Note and the Conversion Shares may be restricted, that there is no public market for the Note or the Conversion Shares and none is expected to develop, and that Lender may not be able to liquidate its investment in Borrower.

10.	Use of Proceeds. The funds made available to Borrower under this Note shall be used for general corporate purposes and working capital.

11.	Certain Definitions. As used herein,

“Acquisition Proposal” means any proposal, plan, agreement, understanding or arrangement, in writing or otherwise, contemplating: (i) any merger, consolidation, reorganization, recapitalization or similar transaction involving Borrower or any of its Affiliates, (ii) any transfer or issuance of any capital stock or other securities of Borrower or any of its Affiliates, (iii) any transfer of any material asset of Borrower or any of its Affiliates, or (iv) any transaction that may be inconsistent with or that may have an adverse effect upon any of the transactions contemplated by that certain letter from Lender to Borrower dated September 13, 2004.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interest of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.

“Indebtedness” means, as to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with generally accepted accounting principles, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services, (v) any obligation evidenced by a note or similar written instrument (including without limitation a convertible note), (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (vii) all sales by such Person of (x) accounts or general intangibles for money due or to become due, (y) chattel paper, instruments or documents creating or evidencing a right to payment of money or (z) other receivables, whether pursuant to a purchase facility or otherwise, and (viii) all indebtedness referred to in clauses (i) through (vii) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to pay or in respect of which it has otherwise assured a creditor against loss.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Material Adverse Effect” means any event or series of events that, individually or in the aggregate, results in (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of Borrower or any Subsidiary of Borrower (including without limitation the withdrawal by applicable authorities of a business license of Borrower or any Subsidiary which business license would be necessary to conduct their businesses as currently conducted or as contemplated to be conducted), (ii) a material adverse change in, or a material adverse effect upon, Borrower’s or any Subsidiary’s prospects with respect to product licensees (in the aggregate), (iii) a material impairment of the ability of Borrower to perform under this Note or any other note or agreement to which Borrower or any Subsidiary is a party, or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of this Note or any other note or agreement to which Borrower or any Subsidiary is a party, in each case other than (a) reductions of cash balances to fund operations in the ordinary course of business consistent with past practice (b) any effect arising from this Note or the enforcement of either party’s rights hereunder (without limiting the effects of Section 6(b) or (c)) or (c) any economic, political or industry condition or effect that affects the economy in general or affects Borrower’s or any Subsidiary’s industry on an industry-wide basis, and not specifically relating to Borrower or any Subsidiary.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, wholly foreign-owned enterprise, trust, unincorporated organization, association, corporation, governmental authority, or any other entity.

“Prohibited Activity” means (i) entering into any agreement, understanding or arrangement relating to any equity or debt financing or any other capital raising transaction (excluding (x) the issuance of warrants to purchase up to 100,000 common shares pursuant to current rights to receive such warrants, and the issuance of stock upon exercise of such warrants and currently outstanding warrants to purchase up to 140,000 common shares, and (y) any issuances of options, warrants or other equity securities by Borrower for the benefit of employees, consultants or other service providers as are approved by Lender in writing in advance) (a “Financing”) or Acquisition Proposal, (ii) considering, or engaging in any discussions or negotiations relating to, any such Financing or Acquisition Proposal, (iii) providing any information regarding Borrower or its business or operations to any party (other than to representatives of Lender) in connection with any such Financing or Acquisition Proposal, (iv) soliciting or encouraging the submission of any such Financing or Acquisition Proposal, (v) taking any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any such Financing or Acquisition Proposal, or (vi) permitting any of Borrower’s or its Subsidiaries’ directors, employees or stockholders, or any representative or affiliate or Subsidiary of Borrower or of any stockholder, to do any of the foregoing, except, in each case, for any Acquisition Proposal or Financing provided by Lender (it being acknowledged that the conversion of this Note shall not constitute such a Financing).

“Subsidiary” means as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Transaction” means (i) any merger, consolidation, reorganization, recapitalization or similar transaction involving Borrower or any of its Affiliates and Lender or any of its Affiliates, (ii) any transfer or issuance of any capital stock or other securities of Borrower or any of its Affiliates to Lender or any of its Affiliates, or (iii) any transfer of any material asset of Borrower or any of its Affiliates to Lender or any of its Affiliates.

12.	Waiver of Presentment, Etc. Borrower hereby, to the fullest extent permitted by applicable law, waives presentment, demand, notice, protest and all other demands and notices in connection with delivery, acceptance, performance, default, acceleration or enforcement of or under this Note.

13.	Amendment. This Note may not be amended or modified except in a writing signed by both parties.

14.	Notices. Any notice, consent, election or other communication required or permitted to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile with receipt acknowledged by the addressee, three days after being deposited as first class mail with the United States Postal Service, or one day after being deposited for next-day delivery with Federal Express or other nationally recognized overnight delivery service, all charges or first class postage prepaid. All communications shall be sent to any party hereto at the respective address or facsimile number set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other.

15.	Waiver. Except as expressly provided herein, no waiver of any provision of this Note shall be binding unless executed in writing by the party making the waiver. The failure of Lender to exercise any of its rights, remedies, powers or privileges hereunder in any instance will not constitute a waiver thereof, or of any other right or remedy, and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy. No waiver of any provision of this Note shall be deemed to, or shall, operate as a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

16.	Survival. Notwithstanding anything to the contrary herein, Section 8(c) shall survive the termination or conversion of this Note.

17.	Collection Costs. Borrower will pay on demand all costs of collection, including all court costs and reasonable attorneys’ fees, paid or incurred by Lender in enforcing this Note after an Event of Default has occurred.

18.	Assignment. Neither this Note nor any rights or obligations hereunder shall be assignable or transferable by Borrower without the written consent of Lender.

19.	Governing Law. This Note will be governed by and interpreted and construed in accordance with the internal laws of the State of California (without reference to principles of choice of law).

20.	Entire Agreement. This Note embodies the entire agreement of the parties hereto with respect to the subject matter of this Note and supersedes all prior agreements with respect to its subject matter.

21.	Severability. If one or more of the provisions of this Note should for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

22.	Confidentiality. Each of Lender and Borrower shall, and shall cause its respective affiliates and representatives to, keep all information relating to this Note and any Transaction confidential in accordance with the terms of the Agreement between Lender and Borrower dated August 10, 2004, except as otherwise provided in this paragraph. Notwithstanding the foregoing, if a party determines in its sole discretion that public disclosure of information relating to this Note or any Transaction is required by law or applicable regulation or the requirements of a regulatory agency, stock exchange or over the counter market on which a party’s shares are listed for trading (“Required Disclosure”), such party shall provide the other party with as much prior written notice (including the language, form and content of the Required Disclosure) and an opportunity for consultation as is reasonably practicable under the circumstances of any intended Required Disclosure, it being understood that nothing herein shall prevent the disclosing party from making Required Disclosure. Lender and Borrower further agree that the language, form and content of any public disclosure of information relating to this Note or any Transaction (whether through a press release, public filing (which filing a party determines to be voluntary) or report, public statement or otherwise) that is not a Required Disclosure shall be mutually agreed in advance by the parties, which agreement shall not be unreasonably withheld. Lender shall make all filings and submissions necessary in order to seek confidential treatment by the Securities Exchange Commission of the identity of the Borrower and its Subsidiaries and affiliates under this Note in connection with the Lender’s disclosure of its entry into this Note on Form 8-K, and shall use commercially reasonable efforts to obtain such confidential treatment.

23.	Counterparts. This Note may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Borrower has duly executed and delivered this Convertible Promissory Note as of the date first written above.

BORROWER:

China MobileSoft Ltd.

/s/ Maurice Boucher
By:	Maurice Boucher
Its:	Director & CFO

Address:	China MobileSoft Ltd.
1055 West Hastings Street #300
Vancouver, BC Canada V68289
Fax:	(604) 681-8258

IN WITNESS WHEREOF, Lender has duly executed and received this Convertible Promissory Note as of the date set first written above.

LENDER:

PalmSource, Inc.

/s/ Al Wood 9/28/04
By:	Al Wood
Its:	CFO

Address:	PalmSource, Inc.
1240 Crossman Avenue
Sunnyvale, California 94089
Attention: Chief Financial Officer
Fax:	(408) 400-1580

With a copy to:

Address:	PalmSource, Inc.
1240 Crossman Avenue
Sunnyvale, California 94089
Attention: Legal Department
Fax:	(408) 716-2480